EXHIBIT 23-c

November 16, 2020
Re:	Registration Statement, filed by Morgan Stanley and Morgan Stanley Finance LLC dated November 16, 2020

Morgan Stanley

1585 Broadway

New York, NY 10036

Ladies and Gentlemen:

We have acted as tax counsel for Morgan Stanley (the “Company”) and Morgan Stanley Finance LLC (“MSFL”) in connection with the preparation and filing of a registration statement on Form S-3 (the “Registration Statement”), including a form of prospectus, dated November 16, 2020, for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the issuance from time to time of (i) the Company’s debt securities, units, warrants, purchase contracts, preferred stock and common stock and (ii) MSFL’s debt securities, units, warrants and purchase contracts (collectively, the “Program Securities”).

We hereby consent to any reference to us, in our capacity as tax counsel to the Company and MSFL, or any opinion of ours delivered in that capacity in a pricing supplement or prospectus supplement relating to the offer and sale of any particular Program Security or Program Securities prepared and filed by the Company or MSFL with the Securities and Exchange Commission on this date or a future date. The issuance of such consent does not concede that we are an “Expert” for the purposes of the Securities Act.

Very truly yours, /s/ Davis Polk & Wardwell LLP